FILED PURSUANT TO RULE 424(b)(3)
                                                    REGISTRATION NO. 333-100345
PRICING SUPPLEMENT NO. 11
DATED MARCH 11, 2004 TO
PROSPECTUS DATED OCTOBER 18, 2002
AND PROSPECTUS SUPPLEMENT DATED NOVEMBER 14, 2002

                      AMERICAN GENERAL FINANCE CORPORATION
                           MEDIUM-TERM NOTES, SERIES H
                                  (FIXED RATE)
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S.$500,000,000                     Original Issue Date:  March 16, 2004

Agent's Discount or Commission:  U.S.$2,000,000         Stated Maturity:  March 15, 2011

Net Proceeds to Issuer:  U.S.$496,975,000               Interest Rate:  4.00%

Form:  [ x ] Book Entry	 [   ] Certificated             CUSIP No.:  02635PSK0

Specified Currency (If other than U.S. dollars):  N/A	Authorized Denominations (If other than
                                                        U.S.$1,000 and integral multiples
                                                        thereof):  N/A
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The notes are being placed through or purchased by the Agents listed below:

Citigroup Global Markets Inc.          U.S.$125,000,000   Capacity:  [ x ] Agent  [   ]  Principal
UBS Securities LLC                     U.S.$125,000,000   Capacity:  [ x ] Agent  [   ]  Principal
Wachovia Capital Markets, LLC          U.S.$125,000,000   Capacity:  [ x ] Agent  [   ]  Principal
Tokyo-Mitsubishi International plc     U.S.$ 50,000,000   Capacity:  [ x ] Agent  [   ]  Principal
RBC Capital Markets Corporation        U.S.$ 25,000,000   Capacity:  [ x ] Agent  [   ]  Principal
Mizuho International Plc               U.S.$ 25,000,000   Capacity:  [ x ] Agent  [   ]  Principal
McDonald Investments Inc.              U.S.$ 25,000,000   Capacity:  [ x ] Agent  [   ]  Principal

If as Agent:  The notes are being offered at a fixed initial public offering price of 99.795% of principal amount.

If as Principal :
          [   ]  The notes are being offered at varying prices related to prevailing market prices at the time of resale.
          [   ]  The notes are being offered at a fixed initial public offering price of ____% of principal amount.

Interest Payment Date(s):  March 15 and September 15, commencing September 15,
                           2004

Redemption Provisions:
  [ x ]  The notes cannot be redeemed prior to the Stated Maturity.
  [   ]  The notes may be redeemed prior to the Stated Maturity.
         Initial Redemption Date:
         Initial Redemption Percentage:  ___%
         Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:
  [ x ]  The notes cannot be repaid prior to the Stated Maturity.
  [   ]  The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
         Optional Repayment Date(s):

Other Provisions:   None.

We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Barclays Capital, BNP PARIBAS, Deutsche Bank Securities, Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Citigroup (formerly Salomon Smith Barney) and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $4,350,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of offers to purchase notes described in the accompanying prospectus supplement.

On November 20, 2002, we sold $75,000,000 aggregate principal amount of debt securities described in the prospectus dated October 18, 2002 and a prospectus supplement dated November 15, 2002 which do not represent Medium-Term Notes, Series H described in the accompanying prospectus supplement. In addition, as of the date of this pricing supplement, we have sold $265,263,000 aggregate principal amount of debt securities (IncomeNotes) described in the prospectus dated October 18, 2002 and a prospectus supplement dated March 28, 2003 which do not represent Medium-Term Notes, Series H described in the accompanying prospectus supplement. As a result of such sales, the aggregate principal amount of Medium-Term Notes, Series H described in the accompanying prospectus supplement that we may offer and sell has been reduced to $5,409,737,000 (less the above-noted $4,350,000,000 aggregate principal amount of offers to purchase Medium-Term Notes, Series H that we have already accepted).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.